Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Dow 30sm Enhanced Premium & Income Fund, Inc.
811-22029


The annual meeting of shareholders was held in the offices of Nuveen Investments on September 19, 2014; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members. The meeting was subsequently adjourned to October 20, November 17 and November 21, 2014.


The results of the shareholder votes are as follows:

<c> Common shares
To approve an Agreement and Plan of
Reorganization


   For
         14,055,910
   Against
              980,012
   Abstain
              559,023
   Broker Non-Votes
           2,748,594
      Total
         18,343,539




To approve a new investment
management agreement between the
Fund and Nuveen Fund Advisors, LLC.


   For
         11,375,550
   Against
              755,238
   Abstain
              450,153
   Broker Non-Votes
           3,694,153
      Total
         16,275,094


To approve a new sub-advisory
agreement between Nuveen Fund
Advisors, LLC and Nuveen Asset
Management, LLC.


   For
         11,400,510
   Against
              726,068
   Abstain
              454,363
   Broker Non-Votes
           3,694,153
      Total
         16,275,094

Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission
Type N-14 8C, accession number 0001193125-14-
443667, on December 16, 2014.